Exhibit 5.1

Our ref	JSQ/675098-000007/86772990v3

Boqii Holding Limited

Building 9, No. 388, Shengrong Road

Pudong New District

Shanghai 201210

The People’s Republic of China

5 June 2026

Dear Sirs

Boqii Holding Limited

We have acted as Cayman Islands legal advisers to Boqii Holding Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the resale, from time to time, by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), of 9,990,000 Class A ordinary shares, par value US$0.0000001 per share, of the Company (the “Shares”), consisting of up to (i) 3,000,000 Class A ordinary shares, par value US$0.0000001 per share, issued to the Selling Shareholders (the “Resale Shares”), and (ii) 6,990,000 Class A ordinary shares, par value US$0.0000001 per share (the “Pre-Funded Warrant Shares”), issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), in each case issued pursuant to the terms and conditions of the Securities Purchase Agreement (as defined below).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 21 June 2012 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fifteenth amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 6 May 2026 (the “Memorandum and Articles”).

1.3	The unanimous written resolutions of the board of directors of the Company dated 11 May 2026 (the “Board Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 2 June 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The securities purchase agreement dated 11 May 2026 entered into between the Company and the Selling Shareholders as purchasers (the “Securities Purchase Agreement”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Securities Purchase Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Securities Purchase Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Securities Purchase Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Resale Shares and the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of such Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Securities Purchase Agreement.

2.10	No monies paid to or for the account of any party under the Securities Purchase Agreement or any property received or disposed of by any party to the Securities Purchase Agreement in each case in connection with the Securities Purchase Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At the time of the exercise of the Pre-Funded Warrants into Pre-Funded Warrant Shares in accordance with the terms and provisions of the Pre-Funded Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised)) will not have changed in such way as to materially impact the issue of such Pre-Funded Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares of the Company of par value of US$0.0000001 each, in each case to effect the Exercise in accordance with the terms and provisions of the Pre-Funded Warrants, the then effective Memorandum and Articles of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Pre-Funded Warrant Share to be issued upon the Exercise will not be less than the par value of such Pre-Funded Warrant Share;

(e)	the terms and provisions of the Pre-Funded Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective Memorandum and Articles of the Company will not contain anything which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The issue of the Shares and the Pre-Funded Warrants under the Securities Purchase Agreement will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, or the Pre-Funded Warrants.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely on our review of the Memorandum and Articles and the Director’s Certificate, the authorised share capital of the Company is US$2,000 divided into 20,000,000,000 shares comprising (a) 15,000,000,000 Class A ordinary shares of par value of US$0.0000001 each; (b) 1,000,000,000 Class B ordinary shares of par value of US$0.0000001 each; (c) 1,000,000,000 Class C ordinary shares of par value of US$0.0000001 each; and (d) 3,000,000,000 shares of US$0.0000001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of (i) the Resale Shares and (ii) the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Securities Purchase Agreement and the Pre-Funded Warrants, such Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Securities Purchase Agreement and the Pre-Funded Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Securities Purchase Agreement and the Pre-Funded Warrants by an Authorized Officer (as defined in the Board Resolutions) of the Company in accordance with the Board Resolutions for and on behalf of the Company, the Securities Purchase Agreement and the Pre-Funded Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Securities Purchase Agreement and the Pre-Funded Warrants will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Pre-Funded Warrants and the Securities Purchase Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Pre-Funded Warrants and the Securities Purchase Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Purchase Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its Memorandum and Articles or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Securities Purchase Agreement which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (the “BOT Act”).

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Resale Shares and the Pre-Funded Warrant Shares, then the validity of such Shares may be subject to re-examination by a Cayman Islands court.

4.4	Applicable court fees will be payable in respect of the enforcement of the Securities Purchase Agreement, the Resale Shares and the Pre-Funded Warrants.

4.5	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Purchase Agreement or the Pre-Funded Warrants.

4.6	In this opinion letter the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the Memornadum and Articles, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Securities Purchase Agreement and the Pre-Funded Warrants or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Securities Purchase Agreement and the Pre-Funded Warrants and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP